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                                                                    Exhibit 99.3


    ROUGE INDUSTRIES ANNOUNCES COURT APPROVAL OF SEVERSTAL AS STALKING HORSE

         Dearborn, Mich., - Dec. 3 /PRNewswire - FirstCall/ - Rouge Industries, Inc. (the "Company"), today announced that the United States Bankruptcy Court for the District of Delaware in Wilmington (the "Court") approved the break up fee and bidding procedures related to the Amended and Restated Asset Purchase Agreement with Severstal. On November 24, 2003, the Company, certain of the Company's subsidiaries, namely Rouge Steel Company and QS Steel Inc., and Severstal entered into an Amended and Restated Asset Purchase Agreement (the "APA") for the sale of substantially all of the Company's assets, including the business of Rouge Steel Company, the Company's primary operating subsidiary.

         The Court's ruling gives Severstal "stalking horse," or priority status, which generally allows Severstal to collect a break up fee should the Company agree to sell its assets to another party prior to termination of the APA with Severstal.

         The APA between the Company and Severstal, valued at approximately $215 million, is subject to a number of conditions, including termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, obtaining certain contractual consents, approvals and authorizations, and the execution and ratification of a new collective bargaining agreement by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW. The APA is subject to higher and better offers submitted in accordance with the procedures approved by the Bankruptcy Court under Sections 363 and 365 of the U.S. Bankruptcy Code.

         Judge Mary F. Walrath of the Court also approved an expedited bid period that will require competing bids to be submitted by December 18, 2003, with the auction to be held on December 19, 2003. The final sale hearing date is scheduled for December 22, 2003. The Company expects to close the sale transaction by the end of January 2004.

         On October 23, 2003, the Company, including its subsidiaries Rouge Steel Company, QS Steel Inc, and Eveleth Taconite Company, filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the Court. Rouge Steel Company continues to produce and ship steel products and serve its customers.

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                              Safe Harbor Statement

This press release contains forward-looking information about the Company. A number of factors could cause the Company's actual results to differ materially from those anticipated, including changes in the general economic or political climate, the supply of or demand for and the pricing of steel products in the Company's markets, plant operating performance, product quality, potential environmental liabilities, the availability and prices of raw materials, supplies, utilities and other services and items required by the Company's operations, the level of imports and import prices in the Company's markets, the availability of sufficient cash to support the Company's operations and higher than expected costs. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission.